Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4345 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	James A. Cooley
(919) 379-4300
November 9, 2005

Alliance One International Reports Second Quarter Financial Results

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) today announced a net loss of $20.5 million, or $0.24 per basic share, for its second quarter ended September 30, 2005, compared to net income of $5.6 million, or $0.12 per basic share, for the year earlier quarter. The underlying net loss for the second quarter, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $3.8 million, or $0.04 per basic share, compared to an underlying net income of $13.7 million, or $0.31 per basic share, on the same basis last year.

The Company’s net loss for the six months ended September 30, 2005, was $101.2 million, or $1.32 per basic share, compared to net income of $19.0 million, or $0.42 per basic share, for the year earlier period.  Underlying net loss for the six months, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $9.1 million, or $0.12 per basic share, compared to underlying net income of $24.3 million, or $0.54 per basic share, on the same basis last year.

On May 13, 2005, DIMON Incorporated and Standard Commercial Corporation merged to become Alliance One International, Inc.  Accordingly, the figures reported in this release for the six months include the results of Standard Commercial operations for the period beginning May 13, 2005 through the end of the second quarter.  The figures reported for the year earlier three and six months pertain only to DIMON Incorporated.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter.  In discussing the Company’s operating performance, management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also excludes results from discontinued operations, and gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

Brian J. Harker, Chairman and Chief Executive Officer, stated “As previously disclosed, our effective costs in the important Brazilian market are up significantly in comparison to the prior year due to increased Brazilian Real-denominated green prices paid to growers, the inflationary effect on both procurement and conversion costs from the increased strength of that local currency against the U.S. dollar, and the absorption of certain local trade taxes.  Despite our best efforts, we were unable to recover these costs in selling price increases.  As a result, gross profit from Brazilian sales has been impacted.”

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Alliance One International, Inc.
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“This year’s operating results from Brazil underscore the cyclicality of our business and further validate the strategic rationale for our merger.  We are working with our customers to further improve both profitability and liquidity, with the expectation of reduced debt levels going forward due to improved customer prefinancing and believe that, as has been the case in prior cycles, we can expect a return to more normal market conditions over the next twelve to eighteen months. Despite the current market challenges, we continue to make good progress on our merger integration process.  We will significantly exceed our original expectations of $60 million in cost savings, and now believe that, through the rationalization of processing capacity and the elimination of duplicative regional and corporate overhead, we may realize as much as $115 million in potential annual pre-tax cost savings.  We expect to implement nearly all of our cost savings initiatives before the end of our 2006 fiscal year, with approximately $50 million realizable in our 2006 fiscal year and the full amount realizable in our 2007 fiscal year.  In addition to cost savings, we anticipate realizing improved operating efficiencies over time as we leverage our combined expertise and capabilities and benefit from increased volumes over a streamlined asset base. At the same time, our expectations of aggregate integration costs remain largely unchanged, and we currently believe that total cash integration cost will be approximately $55 million, including capital expenditures required to appropriately configure operations in certain origins to optimize integration.”

 “In light of the current market conditions in Brazil and  excluding any effects of market value adjustments for derivatives, restructuring and other non-recurring charges, we expect the Company’s underlying net loss to be between $0.26 and $0.31 per basic share for the fiscal year ending March 31, 2006, and the Company’s underlying net profit to be between $0.30 and $0.40 per basic share for the fiscal year ending March 31, 2007.”

Market valuation adjustments for derivative financial instruments are a component of net income prepared in accordance with generally accepted accounting principles.  However, management is unable to provide forward-looking earnings guidance on that basis, due to the volatility of interest rates, which impact the valuation of these instruments.

Performance Summary
Sales and other operating revenues for the quarter were $621.0 million, compared to $341.1 million for the year earlier quarter, primarily due to the inclusion of the newly merged Standard operations.

Gross profit as a percentage of sales and other operating revenues for the quarter fell sharply to 10.5%, compared to 16.5% for the year earlier quarter.  The trends previously disclosed in the first quarter were a continuing major contributor.  First, gross profit was negatively affected by approximately $3.7 million relating to valuation adjustments made to Standard Commercial inventories as required by the purchase method of accounting.  Specifically, inventories were valued on the opening balance sheet at fair market value, which substantially eliminates future gross profit.    Second, shipments from Brazil in the second quarter reflected substantially lower margins due to increased crop costs without a corresponding increase in selling prices sufficient to offset these additional costs. These factors, which also impacted first quarter results, will continue to affect operating results in the Brazil region in future quarters.

Selling, general and administrative (SG&A) expenses for the quarter increased $14.5 million or 46.4% from $31.4 million in 2004 to $45.9 million in 2005.  The increase is primarily due to the additional expenses of the newly merged Standard operations.  The Company continues to make good progress in achieving targeted cost savings through the integration process.  Expenses were further increased by the impact of expenses denominated in foreign currencies, primarily a 27% increase in the Brazilian Real.

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Alliance One International, Inc.
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Interest expense for the second quarter was $30.8 million, compared to $12.8 million for the year earlier quarter, reflecting the Company’s post-merger capital structure together with higher interest rates.

There were no material charges associated with the merger-related integration recognized during the quarter. Debt retirement expense recognized during the quarter amounted to $1.6 million, related primarily to the call and redemption of the former DIMON convertible subordinated debentures.

The Company recently determined that there had been an error in the tax provision made during the first quarter related to non-cash valuation allowances on foreign tax credit carryovers arising from the acquired Standard operations.  Accordingly, the Company filed a Form 8-K today and expects to file a Form 10-Q/A on November 10, 2005. The revised adjusted effective tax rate for the three months ended June 30, 2005 has been changed from 30.5% to 20% and the adjusted effective tax rate for the six months ended September 30, 2005 is 19.0%.

Liquidity

At September 30, 2005, total debt net of cash was $1.094 billion, compared to $628.3 million at September 30, 2004 and $1.242 billion at June 30, 2005.  The $148 million reduction from June 30, 2005 resulted from shipments of committed inventories to customers, combined with normal seasonal reductions in crop lines.  The Company’s uncommitted inventories remain at a comfortable level.  Inventory build as a result of the weather related crop quality issues in Brazil were substantially offset by increased sales of other uncommitted inventories.

Reflecting the merged Company’s working capital financing needs, inventories and advances to growers (net of customer advances) increased by $315.3  million, and trade receivables increased by $87.8 million in comparison to September 30, 2004.  At September 30, 2005, the Company had seasonally adjusted available lines of credit of $860.8 million, of which $425.4 million was outstanding with a weighted average interest rate of 4.8%.  Unused short-term lines of credit amounted to $385.8 million.  The Company also had $36.6 million letters of credit outstanding and an additional $13.0 million of letters of credit lines available.  Excluding the long-term credit agreements, total maximum borrowings during the quarter were $672.7 million.

With respect to its senior secured credit facilities, the Company’s previously reported discussions with lenders are ongoing regarding potential amendments to certain financial covenants applicable to future periods.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, our ability to implement cost savings initiatives, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One’s (previously DIMON Incorporated) Annual Reports on Form 10-K for the fiscal year ended March 31, 2005, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (www.sec.gov).

Alliance One International, Inc.

Alliance One is a leading independent leaf tobacco merchant. For more information visit the company's website atwww.aointl.com.

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Alliance One International, Inc.

Condensed Statement of Consolidated Income	Three Months		Six Months
	September 30		September 30
(Unaudited - 000's Except Per Share Data)	2005	2004	2005	2004

Sales and other operating revenues	$621,011	$341,068	$1,026,972	$625,796
Cost of goods and services sold	555,571	284,961	917,591	516,705
Gross Profit	65,440	56,107	109,381	109,091
Selling, administrative and general expenses	45,940	31,373	84,544	60,312
Other income	(332)	(2,735)	(487)	(4,630)
Restructuring and asset impairment charges	359	766	17,574	1,441
Operating income	19,473	26,703	7,750	51,968

Debt retirement expense	1,567	-	66,474	-
Interest expense	30,800	12,782	55,500	24,884
Interest income	2,762	995	3,919	1,921
Derivative financial instruments (income)	(2,701)	(464)	(2,784)	(6,595)
Income tax expense (benefit)	(632)	5,277	(20,389)	11,748
Equity in net income of investee companies	81	53	100	142
Minority interests (income)	(121)	(124)	(303)	(359)
Net income (loss) before discontinued operations	(6,597)	10,280	(86,729)	24,353

Loss from discontinued operations, net of tax	(13,951)	(4,693)	(14,477)	(5,392)
Net Income (Loss)	$ (20,548)	$ 5,587	$ (101,206)	$ 18,961

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.08)	$ 0.23	$ (1.13)	$ 0.54
Loss from discontinued operations	(0.16)	(0.11)	(0.19)	(0.12)
Net Income (Loss)	$(0.24)	$ 0.12	$ (1.32)	$ 0.42

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.08)	$ 0.23	$ (1.13)	$ 0.54
Loss from discontinued operations	(0.16)	(0.11)	(0.19)	(0.12)
Net Income (Loss)	$(0.24)	$ 0.12	$ (1.32)	$ 0.42

Average number of shares outstanding:
Basic	85,902	44,873	76,414	44,860
Diluted	85,902	45,349	76,414	45,392

Cash dividends per share	$0.030	$0.075	$0.105	$0.150

Alliance One International, Inc.

Reconciliation to Non-GAAP Underlying Net Income	Three Months		Six Months
	September 30		September 30
(Unaudited – 000’s Except Per Share Data)	2005	2004	2005	2004

GAAP Net Income (Loss)	$(20,548)	$ 5,587	$(101,206)	$18,961
Discontinued operations	13,951	4,693	14,477	5,392
GAAP Net Income (Loss) from Continuing Operations	(6,597)	10,280	(86,729)	24,353

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(1,756)	(302)	(1,810)	(4,287)
Restructuring, asset impairment and integration charges	291	498	14,371	937
Debt retirement expenses	1,269	-	54,439	-
Gross profit reduction from inventory fair value purchase accounting adjustment	2,997	-	10,627	-
DGCOMP assessment - Spain	-	3,250	-	3,250
Non-GAAP Underlying Net Income (Loss)	$(3,796)	$13,726	$ (9,102)	$24,253

Non-GAAP Underlying Net Income (Loss) per Basic Share	$(0.04)	$ 0.31	$(0.12)	$ 0.54
GAAP Net Income (Loss) per Basic Share	$(0.24)	$ 0.12	$(1.32)	$ 0.42

Note 1 - Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended September 30, 2005 and 2004, the Company recognized non-cash income of $2,701 and $464, respectively, from the change in the fair value of swap instruments.  For the six months ended September 30, 2005 and 2004, the Company recognized non-cash income of $2,784 and $6,595, respectively, from the change; the fair value of swap instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

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